UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported: December 31, 2012)

Innophos Holdings, Inc.
(Exact name of Registrant as specified in its their Charter)

Delaware (States or other jurisdictions of incorporation)	001-33124 (Commission File Numbers)	20-1380758 (IRS Employer Identification Nos.)

259 Prospect Plains Road
Cranbury, New Jersey 08512
(Address of Principal Executive Office, including Zip Code)

(609) 495-2495
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
As previously announced, as of December 31, 2012, the Registrant’s wholly owned subsidiaries, Innophos, Inc. and Innophos Acquisition, LLC, now renamed “Triarco Industries, LLC,” collectively the Buyers or Innophos, entered into and consummated an Asset Purchase Agreement, or Purchase Agreeement, with Triarco Industries, Inc. and its wholly owned subsidiary, Reed Company, LLC, collectively the Sellers, and the Sellers’ equity holders, or Holders, under which the Buyers acquired substantially all assets of the Sellers in exchange for $45 million in cash and $1 million of common stock of the Registrant, subject to adjustment. Headquartered in Wayne, New Jersey with manufacturing facilities in Paterson, New Jersey and Green Pond, South Carolina, Triarco is a high quality custom ingredients manufacturer for the food, beverage, dietary supplement and nutraceutical industries, with specialties in botanical and enzyme based ingredients that provide important benefits in growing markets such as sports nutrition, dietary supplements and fortified beverages.
Innophos also entered into an Incentive Compensation Agreement with two of the Holders, Roger Rohde, Jr. and Christopher Rohde, providing for their employment at Triarco Industries, LLC following the acquisition and eligibility for additional compensation based on profits of the acquired business for 2013 and 2014.
In the Purchase Agreement, each of the Sellers, Holders and Buyers make representations, warranties and covenants relating to themselves, their respective businesses as applicable, and the acquisition transaction. The Purchase Agreement also provides that each of the Sellers and Holders and Innophos are to indemnify the other for certain losses, subject to certain limits. The Purchase Agreement includes other customary provisions for transactions of this type, including non-competition and non-solicitation restrictions for the Sellers and all Holders and an escrow and capitalization requirement to protect Innophos for indemnity claims. All conditions to the closing of the transaction were satisfied as of, and the closing of the acquisition was effective on, December 31, 2012.
The foregoing description of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of that agreement which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The Purchase Agreement has been included in this Current Report on Form 8-K to provide investors and security holders with general information regarding its terms. It is not intended to be a source of ongoing financial, business or operational information, or provide any other factual information, about Innophos or the Sellers or Holders or affiliates to be relied on by investors. The representations, warranties and covenants contained in the Purchase Agreement are made only for purposes of that agreement, as of the dates noted, and are solely for the benefit of the parties. Those matters may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts, and they may be subject to standards of materiality and knowledge applicable to the contracting parties that differ from those applicable to investors. The Registrant’s stockholders and other investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Registrant or any of its subsidiaries or affiliates.

Item 8.01 Other Events

On January 2, 2013, the Registrant issued a press release announcing entry by its subsidiaries into the Purchase Agreement, a copy of which release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed with this report:

(d) Exhibit No.	Description

99.1
Asset Purchase Agreement dated as of December 31, 2012 by and among Innophos Acquisition, LLC, Innophos, Inc., Triarco Industries, Inc., Reed Company, LLC and all shareholders of Triarco Industries, Inc. (filed in redacted form pending submission of Confidential Treatment Request to the Securities and Exchange Commission)

99.2	Press Release, dated January 2, 2013

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

By: /s/ William N. Farran
Name: William N. Farran Title: Vice President and General Counsel

Dated: January 4, 2013.